Exhibit 10.19

Agreement between NuState Energy Holding, Inc.,
Rentar Environmental Solutions, Inc., and Rentar Logic, Inc.

THIS binding Agreement is entered into between Rentar Environmental Solutions, Inc. (“Rentar”) with an address at 11586 Pierson Road, West Palm Beach, Florida 33414. Rentar Logic Inc. (“Rentar Logic”) with an address at 11586 Pierson Road, West Palm Beach, Florida 33414 and NuState Energy Holdings, Inc. (“NuState”), with an address at _______ (collectively the “Parties” and individually a “Party”) as of the 7th day of April 2010. The Parties agree as follows:

WHEREAS, Rentar Environmental Solutions, Inc. (“Rentar Environmental”) formed a Delaware company called Rentar Logic, Inc. (“Rentar Logic”) in April 2008, and;

WHEREAS Rentar Logic purchased certain NuState Energy Holdings intellectual property some of which is known as “My Driver’s Seat” (“Intellectual Property”) for one million nine hundred twenty one thousand eight hundred thirty dollars ($1,921,830) in debt and 49% of Rentar Logic common stock, and

WHEREAS, the Parties intend to settle the balance of the Rentar outstanding debt to NuState of one million nine hundred twenty one thousand eight hundred thirty dollars ($1,921,830) through a release of a pro-rata amount of the escrowed common shares of Rentar based upon an agreed value of five dollars ($5.00) per share which equals 384,366 shares as provided herein;

WHEREAS, NuState and Rentar mutually agree to terminate their present relationship in all respects (except for that certain Master Distribution Agreement – Exhibit 1) and mutual involvement in Rentar Logic as provided herein and ;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Recitals.	The Parties agree that the recitals are true and correct and incorporated herein as part of this Agreement.

2.	Rentar Debt to NuState and Certain Transfers.

a)          Termination of Rentar Debt to NuState.  The Rentar outstanding debt to NuState of one million nine hundred twenty one thousand eight hundred thirty dollars ($1,921,830) is terminated as provided in this Agreement.

b)          Release of Escrowed Rentar Shares to NuState and to Rentar. The Parties shall jointly instruct the Escrow Agent to release to NuState of a pro-rata amount of the escrowed common shares of Rentar based upon the agreed value of five dollars ($5.00) per share which equals 284,366 shares of Rentar and that Rentar and Rentar Logic shall have no claim, right, title or interest of any kind in such 384,366 shares of Rentar. The parties agree that the remaining 215,634 shares of Rentar are to be released to Rentar and that NuState shall have no claim, right, title or interest of any kind to such 215,634 shares of Rentar.

c)          NuState Transfer to Rentar Logic Shares to Rentar.  NuState irrevocably agrees to transfer the 49% equity interest represented by shares in Rentar Logic to Rentar and agrees to execute all transfer documents to effectuate such transfer simultaneously with the Parties executing this Agreement. NuState appoints Rentar Logic as its attorney-in-fact to execute all documents necessary to transfer for the benefit of Rentar the shares in Rentar Logic held by NuState, to cancel the same and for Rentar Logic to issue a new share certificate in the name of Rentar for the same number of shares and Rentar Logic agrees to so act.

d)          Transfer of Non-exclusive copy of Rentar Logic to NuState.  Upon execution of this Agreement, Rentar shall deliver to NuState a complete non-exclusive copy of the Intellectual Property received by Rentar from John Urabnowics on April 6, 2010.

e)           Master Distribution Agreement.  See Exhibit Z.

f)           Certain C. H. Robinson Matters.  NuState shall hold harmless Rentar with respect to the litigation involving C. H. Robinson and _____ styled as ______. Upon execution of this Agreement, NuState shall provide Rentar with a notarized statement that Rentar is not involved in the Robinson Matters as provided in Exhibit 2.

3.      Mutual General Release.  Except as to the obligations of this Agreement, each Party, and their heirs, legal representatives, successors, agents, assigns, hereby fully release, acquit, remise, and forever discharge the other Parties, and their heirs, legal representatives, successors, agents, assigns, officers, directors, stockholders, attorneys, insurance carriers, employees, affiliates, and partners, whether current or former, from any and all claims, demands, suits, debts, dues, contracts, accounts, agreements, promises, damages, interest, attorney’s fees and causes of action of whatever kind or nature, including all unknown, unforeseen, unanticipated and unsuspected claims or causes of action and the consequences thereof, as well as those now disclosed and known to exist, whether asserted or not asserted.

4.	Escrow Agent Instructions and Release.

a)           Instructions to Escrow Agent.  The Parties jointly and irrevocably instruct the Escrow Agent to release from escrow the 600,000 shares of Rentar and to deliver 384,366 shares of Rentar to NuState and 215,634 shares of Rentar to Rentar. Upon such distribution, the Escrow shall be terminated. The joint letter of instruction is attached as Schedule A.

b)          Release of Escrow Agent.  The Parties and their heirs, legal representatives, successors, agents, assigns, hereby fully release, acquit, remise, and forever discharge the Escrow Agent (Whisenand & Turner P.A. and its officers, directors, shareholders, agents and employees), and their heirs, legal representatives, successors, agents, assigns, officers, directors, stockholders, attorneys, insurance carriers, employees, affiliates, and partners, whether current or former, from any and all claims, demands, suits, debts, dues, contracts, accounts, agreements, promises, damages, interest, attorney’s fees and causes of action of whatever kind or nature, including all unknown, unforeseen, unanticipated and unsuspected claims or causes of action and the consequences thereof, as well as those now disclosed and known to exist, whether asserted or not asserted.

c)          Advice of Counsel.  Each of the Parties represents and warrants that each Party has had a reasonable time to seek advice of counsel and has sought such advice as the Party deems appropriate prior to the execution of this Agreement.

5.      Corporate Authority Representation and Warranty.  Each of the Parties executing this Agreement expressly warrant and represent to the other two parties, respectively, and each of the other two parties is expressly relying on the representation and warranty that: (a) the Party is a duly formed corporation in good standing in its respective place of domicile; (b) the execution of this Agreement is fully authorized by the Party on its own behalf and on behalf of all persons acting by, through or under any of them and that no other corporate authorization of any kind is necessary to make the execution of this Agreement binding on the Party; (c) the person executing this Agreement has the necessary and appropriate authority to do so from the corporate Party effective to bind the corporate Party; (d) and (e) there are no pending agreements, transactions or negotiations to which the Party is a party that would render this Agreement or any part thereof void, voidable, or unenforceable.

6.      General Provisions.

a)          Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

b)          Governing Law.  This Agreement will be governed by and construed and enforced in accord with the laws of the State of Florida, without regard to principles of conflicts of law that would make the laws of another jurisdiction applicable. Venue will be in the State Courts of Miami-Dade County.

c)          Successors and Assigns and Transferees.  Except as expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto.

d)          Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated orally, except by a written instrument signed by all Parties. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further waiver of any such term, provision or condition or as a waiver of any other term, provision or condition.

e)           Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document.  All counterparts when signed and assembled together will constitute a single, fully-executed instrument.  Facsimile and .pdf executed instruments shall have the same validity as originally executed instruments.

f)           Dispute Resolution.  Any disputes regarding or relating to any aspect of this Agreement’s formation, meaning, performance or breach, or arising out of or relating in any way to this Agreement, shall be determined exclusively by arbitration before a single arbitrator pursuant to the commercial arbitration procedures of the American Arbitration Association (“AAA”), and administered by AAA in accordance with its commercial arbitration rules.  The Parties shall endeavor in good faith first to attempt to resolve the controversy or claim through mediation administered by the AAA, before commencing any arbitration.  Any mediation or arbitration shall be confidential (except as may be required in any judicial proceeding brought to enforce these arbitration provisions or any award rendered hereunder) and shall be conducted in Miami-Dade County, Florida and the parties hereto irrevocably submit to the exclusive jurisdiction of the state courts of Florida for any proceedings incidental to arbitration or for the confirmation and enforcement of any award.  The prevailing Party in such arbitration shall be entitled to recover its reasonable costs and attorneys’ fees as shall be determined by the arbitrator.

g)          Attorneys’ Fees.  In any legal proceeding that arises out of or in connection with this Agreement, the prevailing Party or Parties in any such action shall be entitled to have their reasonable attorneys’ fees (including all related costs and expenses and the same related to or associated with any appeal) paid by the non-prevailing Party or Parties in such action.

h)          Faxes Binding.  The Parties agree that any facsimile document with a signature is deemed to be an original signature and binding on all Parties.

i)           No Assignment of Claims.  The Parties hereby represent and warrant to each other that they have not assigned, sold or transferred any of the claims or rights that are being released under this Agreement.

j)           No Admission of Liability.  This Agreement and all negotiations, statements, and proceedings in connection herewith (i) shall not constitute or in any manner be or be deemed to be evidence of an admission or concession of any liability, fault, or wrongdoing which is hereby expressly denied and disclaimed by each Party and (ii) shall not be offered or received in evidence in any action or proceeding in any court or tribunal, or used in any way as an admission, concession, or evidence of any liability, fault, or wrongdoing of any nature on the part of either Party in any proceeding, except that this Agreement may be offered in evidence in a proceeding where enforcement of this Agreement is sought.

k)          Covenant.  With the exception of the obligations provided for in this Agreement, the Parties covenant and agree that they will not commence any action or suit or claim or prosecute any pending action or suit or claim, in law or in equity, against any other Party to this Agreement on account of any action or cause of action which now exists or which may hereafter accrue in the Party’s favor which is released hereunder. In addition to any other liability which shall accrue upon the breach of this covenant, the Party adjudicated to be in breach of this covenant shall be liable to pay all reasonable attorney’s fees and costs incurred by the other Party in the defense of such action, suit, or claim.

l)           Notices.  Any notice to any Party under this Agreement shall be addressed to the address stated on page one and shall be effective upon transmittal by confirmed hand delivery, or confirmed delivery by recognized courier (such as FedEx, UPS, etc.).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

NuState Energy Holdings, Inc.		NuState Energy Holdings, Inc.

By:	/s/ Kevin Yates	By:	/s/ Tom Murphy
Kevin Yates – Chairman		George Q. Stevens - CEO

Rentar Environmental Solutions, Inc.		Rentar Logic, Inc

By:	/s/ Joel Ratner	By:	/s/ Joel Ratner
Joel Ratner – Chairman		Joel Ratner – Chairman

Exhibits

A.	Joint Letter of Instruction to Escrow Agent

B.	C.H. Robinson Letter

C.	Master Distribution Agreement dated January 5, 2007 – Terminated

Z.	Yellow Sheet Addendum

1.	Mutual Cancellation and Non-Compete

EXHIBIT 1

MUTUAL CANCELLATION
AND
NON-COMPETE AGREEMENT

Rentar Environmental Solutions, Inc. and NuState Energy Holdings, Inc. upon execution of this document, agree to mutually cancel the existing Distributor Agreement dated January 5, 2007 in consideration of NuState entering into the Non-compete Agreement.

It is understood and agreed between Nustate Energy Holdings, Inc. (“NuState”) and Rentar Environmental Solutions, Inc. (“Rentar”) as to the following:

1.  Covenant Not To Compete.  NuState covenants and agrees that they, their associates, officers, directors, employees or related parties will not, during the term hereof and for a period of two (2) years (the “Restricted Period”), directly or indirectly engage in the business of the manufacture or sale of any precombustion technology. This agreement specifically prevents NuState from doing business with Rexecon International Corporation regarding any precombustion technology during the applicable term and Restricted period.

2. Injunctive Relief.  NuState directly or indirectly recognizes that a break of any of the provisions of this Article would cause irreparable damage to Rentar and that damage is difficult to measure. Therefore, in the event of a violation or a threatened violation by NuState, or related parties, NuState hereby acknowledges and agrees that Rentar will have the right, in addition to all other remedies available to it by law, in equity and under this Agreement, to affirmative or negative injunctive relief from a court of competent jurisdiction restraining NuState or related parties, from violating paragraph 1 above.

3.  If any part of this Agreement is determined to be unenforceable, the Agreement will adjust to what is determined to be enforceable. Venue will be Miami-Dade County, Florida under Florida law. Prevailing party will be entitled to all reasonable attorneys fees.

UNDERSTOOD AND AGEED THIS 7TH DAY OF APRIL, 2010.

NuState Energy Holdings, Inc.		Rentar Environmental Solutions, Inc.

By:	/s/ Kevin Yates	By:	/s/ Joel Ratner
Kevin Yates – Chairman		Joel S. Ratner – Chairman

EXHIBIT 2

HOLD HARMLESS AFFIDAVIT

I, Kevin Yates, as Chairman of NuState Energy Holdings, Inc., hereby hold harmless and indemnify Rentar Environmental Solutions, Inc. from any and all claims regarding the litigation involving C.H. Robinson and further state that Rentar is not involved in the Robinson matters.

IN WITNESS WHEREOF, Kevin Yates has hereunto set his hand and seal on April 7, 2010.

Signed, sealed and delivered in our presence:

NuState Energy Holdings, Inc.

By:	/s/ Kevin Yates
Kevin Yates – Chairman

STATE OF FLORIDA
COUNTY OF MIAMI-DADE

The foregoing instrument was acknowledged before me this 7th day of April, 2010 by Kevin Yates, as Chairman of NuState Energy Holdings, Inc., who is personally known to me or who has produced South Carolina Driver’s License # _____________Expires ____________ as identification.

/s/ Lorraine Mongeon

Print Name
NOTARY PUBLIC—STATE OF
FLORIDA
Commission No:
My Commission
Expires:

(Seal)

EXHIBIT A

[DATE]

Whisenand & Turner P.A.
501 Brickell Key Drive
Suite 602
Miami, FL 33131

Re:          Escrow Agreement –Nustate Energy Holdings, Inc. (“NuState”) –Rentar
Environmental Solutions, Inc. (“Rentar”) –Rentar Logic, Inc. (“Rentar Logic”)

Ladies/Gentlemen:

This is an Irrevocable Joint Letter of Instruction to you from the duly authorized representatives of NuState, Rentar, and Rentar Logic upon which you, as Escrow Agent, are entitled to rely without liability. NuState, Rentar and Rentar Logic irrevocably instruct you to take the following action:

1.	Release and deliver to NuState the Rentar Shares held in Escrow in the amount of 384,366 shares of Rentar.

2.	Release and deliver to Rentar and Rentar Shares held in Escrow in the amount of 215,634 shares of Rentar.

Upon release and delivery of the referenced shares to NuState and Rentar, the escrow shall be terminated. The Escrow Agent is hereby further released and by NuState, Rentar and Rentar Logic and each of NuState, Rentar and Rentar Logic agree to hold harmless and indemnify the Escrow Agent in all matters arising out of acting as the Escrow Agent.

Sincerely,

NuState Energy Holdings, Inc.		NuState Energy Holdings, Inc.

By:	/s/ Kevin Yates	By:	/s/ Tom Murphy
Kevin Yates – Chairman		George Q. Stevens - CEO

Rentar Environmental Solutions, Inc.		Rentar Logic, Inc

By:	/s/ Joel Ratner	By:	/s/ Joel Ratner
Joel Ratner – Chairman		Joel Ratner – Chairman

EXHIBIT Z

YELLOW SHEET ADDENDUM

Insert (a) to replace 2.e.

The existing “Distributor Agreement” is hereby terminated. The parties agree to the mutual cancellation and non-compete agreement which is attached as “Exhibit 1.”

Rentar agrees to pay NuState a 28% commission on $79,000 within 72 hours. This commission will be paid in Rentar common stock at the previously agreed upon valuation of $5.00 per share.

The parties agree to assign Nustate’s 49% interest in Rentar Logic to Rentar Environmental Solutions, Inc. as a result of NuState’s loss of their stock certificate in Rentar Logic.

Insert (b) to replace language in 2.f.
Delete from sentence 1 “and ____ styled as _____”
Add “Exhibit 2”

RECEIPT FOR THE INTELLECTUAL PROPERTY

NuState Energy Holdings, Inc. through its Chairman herewith acknowledges receipt of the Intellectual Property as supplied to both Rentar and NuState by John Urbanowicz as per the Dissolution Agreement executed this date.

NuState Energy Holdings, Inc.

By:	/s/ Kevin Yates
Kevin Yates – Chairman

RECEIPT FOR RENTAR STOCK

NuState Energy Holdings, Inc. through its Chairman herewith acknowledges receipt of 384,366 shares of Rentar Environmental Solutions, Inc. common stock as per the Dissolution Agreement executed this date.

NuState Energy Holdings, Inc.

By:	/s/ Kevin Yates
Kevin Yates – Chairman

LIMITED POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

WHEREAS, geography and time factors may prevent my personal attendance at meetings to be held in Florida from April 5, 2010 through April 9, 2010 regarding the change of control of NuState Energy Holdings, Inc. including the appointment of Kevin Yates as Chairman, the appointment of myself, George Q. Stevens as CEO, the resignation of Richard Hersch as Chairman, the award of Non-Voting Preferred Shares to Richard Hersch and other meetings regarding an Agreement between NuState Energy Holdings, Inc. and Rentar Environmental, Inc. and a Global Settlement Agreement between NuState Energy Holdings, Inc. and Rentar Environmental, Inc. and;

WHEREAS, unforeseen circumstances may require my authorization or someone to sign on my behalf at one or more of the meetings:

NOW, THEREFORE, the undersigned hereby, VIA FACSIMILE, constitutes and appoints THOMAS P. MURPHY as my attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in my name, place and stead, in any and all capacities, to sign any and all contracts and documents, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes I might of could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or substitute may lawfully do and cause to be done by virtue hereof specifically regarding the aforementioned April meetings in Florida.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand on April 5, 2010.

/s/ George Stevens
GEORGE Q. STEVENS